EXHIBIT 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the use in this Registration Statement of First Commerce Community Bankshares, Inc. (the “Registration Statement”) on Form SB-2 of our report dated July 23, 2002, appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia
October 28, 2002